DERIVED INFORMATION [9/19/06]
[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)
[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)
Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

CREDIT SUISSE FIRST BOSTON							Deal Summary Report											HEAT06_7_ CompMats_F
9/22/2006 9:31			WAC: 8.262 WAM: 353
Closing Date: 10/03/2006			Prepay by Group										Called
First Pay: 10/25/2006			OC: 1.75:1.75:3.50:0.50								Cum Loss %: 0.00
Tranche	Balance	Coupon	Principal	Aver.	Dur	Tx/	Spread	DM	Yield	Price	$@1bp	Accrued	NetNet	DV01	Arb	Cap	Mult	Bal %
Name			Window	Life		Index	Margin			%		Int(M)	(MM)		Stat
!Collat	1,100,000,000.00	7.7423	10/06-11/12	2.57														100
!SNR	877,800,000.00	4.007	10/06-11/12	2.11														79.8
!SNR_1	340,000,000.00	5.49	10/06-11/12	2.11		LIBOR_1MO											1	30.91
1-A-1	340,000,000.00	5.49	10/06-11/12	2.11		LIBOR_1MO	0.14									999	1	30.91
1-A-2	0	5.63	NA	0		LIBOR_1MO	0.28									999	1	0
!2-A	537,800,000.00	5.4478	10/06-11/12	2.11		LIBOR_1MO										999	1	48.89
2-A-1	296,000,000.00	5.4	10/06-07/08	1.02		LIBOR_1MO	0.05									999	1	26.91
2-A-2	86,000,000.00	5.45	07/08-01/09	2.03		LIBOR_1MO	0.1									999	1	7.82
2-A-3	91,000,000.00	5.5	01/09-08/11	3.05		LIBOR_1MO	0.15									999	1	8.27
2-A-4	64,800,000.00	5.59	08/11-11/12	5.88		LIBOR_1MO	0.24									999	1	5.89
M-1	40,150,000.00	5.64	07/10-11/12	4.65		LIBOR_1MO	0.29									999	1	3.65
M-2	35,750,000.00	5.65	04/10-11/12	4.5		LIBOR_1MO	0.3									999	1	3.25
M-3	20,350,000.00	5.68	03/10-11/12	4.42		LIBOR_1MO	0.33									999	1	1.85
M-4	19,250,000.00	5.73	02/10-11/12	4.37		LIBOR_1MO	0.38									999	1	1.75
M-5	18,700,000.00	5.75	01/10-11/12	4.34		LIBOR_1MO	0.4									999	1	1.7
M-6	16,500,000.00	5.81	12/09-11/12	4.31		LIBOR_1MO	0.46									999	1	1.5
M-7	16,500,000.00	6.15	11/09-11/12	4.29		LIBOR_1MO	0.8									999	1	1.5
M-8	11,000,000.00	6.3	11/09-11/12	4.26		LIBOR_1MO	0.95									999	1	1
B-1	8,250,000.00	7.2	11/09-11/12	4.26		LIBOR_1MO	1.85									999	1	0.75
B-2	5,500,000.00	7.85	10/09-11/12	4.26		LIBOR_1MO	2.5									999	1	0.5
B-3	11,000,000.00	7.85	10/09-11/12	4.16		LIBOR_1MO	2.5									999	1	1
B-4	0	7.85	NA	0		LIBOR_1MO	2.5									999	1	0
B-5	0	7.85	NA	0		LIBOR_1MO	2.5									999	1	0
R	1,100,000,000.00	0	NA	2.57														100
R_PP	1,100,000,000.00	0	NA	2.57														100

Tot: 25	1,080,750,000.00	5.5645		2.54

Collateral
Type Bal(MM) Coup Prepay Margin WAM Age AcrInt(M) Price Cost(MM)
POOL 341.423 7.736 *ARM_P 100 5.914 423 2
POOL 73.124 7.313 *FXD_p 100 405 2
POOL 11.518 11.120 *FXD_p 100 374 3
POOL 544.168 7.557 *ARM_P 100 5.9297 426 2
POOL 99.971 7.741 *FXD_p 100 409 2
POOL 29.796 10.953 *FXD_p 100 369 2
# 6 1,100.000 7.7423 5.9236 353.0 2.0 7570.293
Yield Curve					Indices
Mat 1YR 2YR 3YR 5YR 6YR 7YR 8YR					LIBOR_1MO LIBOR_6MO
Yld 3.810 4.293 4.526 4.781 4.854 4.927 4.986					5.35 5.41